Exhibit 10.1

EXECUTION COPY

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of March 17, 2022, by and among the Persons set forth on Schedule I attached hereto (each, a “Sponsor” and, together, the “Sponsors”), Vickers Vantage Corp I, a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Parent”), and Scilex Holding Company, a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of the Parent Ordinary Shares and the Parent Warrants, in each case, set forth next to each such Person’s name on Schedule I attached hereto;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Vantage Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into a Merger Agreement (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof;

WHEREAS, upon the terms and subject to the conditions set forth therein and in accordance with the applicable provisions of the DGCL, following the Domestication, Merger Sub will merge with and into the Company (the “Merger”), and the Company will continue as the surviving company in the Merger, and

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1                  Binding Effect of Merger Agreement. Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor agrees not to, directly or indirectly, take any action, or authorize or knowingly permit any of its Affiliates or representatives to take any action on its behalf, that would be a breach of Sections 7.3 (Alternative Transactions) or 10.5 (Publicity) of the Merger Agreement if such action were taken by Parent.

Section 1.2                  No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Article IX thereof (the earlier of clauses (a) and (b), the “Expiration Time”), each Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Parent Ordinary Shares, Parent Warrants or any other shares of capital stock or warrants of Parent that such Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) to which such Sponsor has voting rights (collectively, “Subject Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Section 1.3                 New Shares. In the event that, including in respect of the Domestication, (a) any Parent Ordinary Shares, Parent Warrants, or other equity securities of Parent are issued to a Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Parent Ordinary Shares or Parent Warrants of, on or affecting the Parent Ordinary Shares or Parent Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Parent Ordinary Shares, Parent Warrants or other equity securities of Parent after the date of this Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any Parent Ordinary Shares or other equity securities of Parent after the date of this Agreement (such Parent Ordinary Shares, Parent Warrants or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Parent Ordinary Shares or Parent Warrants owned by such Sponsor as of the date hereof.

Section 1.4                  Support Agreements.

(a)                 At any meeting of the shareholders of Parent, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Parent is sought, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its Parent Ordinary Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Securities:

(i)                  in favor of the Parent Shareholder Approval Matters and in favor of any proposal in respect of an Extension Amendment;

(ii)                against (or otherwise withhold written consent of, as applicable) any Business Combination or any proposal relating to a Business Combination (in each case, other than as contemplated by the Merger Agreement);

(iii)              against (or otherwise withhold written consent of, as applicable) any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Parent (other than the Merger Agreement and the transactions contemplated thereby);

(iv)               against (or otherwise withhold written consent of, as applicable) any change in the business, management or board of directors of Parent (other than in connection with the Merger Agreement and the transactions contemplated thereby); and

(v)                against (or otherwise withhold written consent of, as applicable) any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement or the Merger Agreement or any of the transactions contemplated hereby or thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Parent or Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article VIII of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Parent.

Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing, and shall not deposit any of its Parent Ordinary Shares in a voting trust, grant any proxy or power of attorney with respect to any of its Parent Ordinary Shares or subject any of its Parent Ordinary Shares to any arrangement or agreement with respect to the voting of such Parent Ordinary Shares unless specifically requested to do so by the Company and Parent in writing in connection with the Merger Agreement, the Additional Agreements or the transactions contemplated thereby.

(b)                Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of January 6, 2021, by and among the Sponsors and Parent (the “Sponsor Letter”).

(c)                 Each Sponsor agrees that, if Parent seeks shareholder approval of the transactions contemplated by the Merger Agreement or any Additional Agreements, such Sponsor shall not redeem any Subject Securities owned by it in conjunction with such shareholder approval or the transactions contemplated thereby.

(d)                During the period commencing on the date hereof and ending on the Expiration Time, each Sponsor shall not modify or amend any Contract between or among such Sponsor or any Affiliate of such Sponsor (other than Parent or any of its Subsidiaries), on the one hand, and Parent or any of Parent’s Subsidiaries, on the other hand, except for the amendment of the Investment Management Trust Agreement as contemplated by the Merger Agreement.

Section 1.5                 Forfeiture of Parent Warrants. Each of (a) Vickers Venture Fund VI Pre Ltd and Vickers Venture Fund VI (Plan) Pte Ltd hereby agrees, subject to and contingent upon the Closing, in the event that shareholders holding more than seventy-five percent (75%) of the issued and outstanding Parent Ordinary Shares exercise redemption rights in conjunction with the shareholder vote on the Parent Shareholder Approval Matters, then automatically and without any further action by any other Person, such Sponsor shall forfeit a number of Parent Warrants equal to forty percent (40%) of all Parent Warrants held by such Sponsor immediately prior to Closing, and all such Parent Warrants shall be cancelled and forfeited for no consideration, and shall cease to exist.

Section 1.6                  No Actions. Each Sponsor hereby agrees not to commence or participate in any claim, derivative or otherwise, against the Company, Parent or any of their respective Affiliates (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of the board of directors of Parent in connection with this Agreement, the Parent Shareholder Approval Matters, the Merger Agreement or the transactions contemplated thereby.

Section 1.7                  Permitted Disclosure. Each Sponsor hereby authorizes each of Parent, the Company and their respective Subsidiaries to publish and disclose, in any announcement, filing or disclosure required to be made by any Order or other applicable Law or the rules of any national securities exchange or as requested by the SEC, such Sponsor’s identity and ownership of equity securities of Parent and such Sponsor’s obligations under this Agreement.

Section 1.8                  Anti-Dilution Waiver. Each Sponsor hereby agrees that such Sponsor shall waive, and hereby does waive, any and all anti-dilution or similar rights (if any) that may otherwise be available under applicable Law or pursuant to any Contract between or among such Sponsor or any Affiliate of such Sponsor (other than Parent or any of its Subsidiaries), on the one hand, and Parent or any of Parent’s Subsidiaries, on the other hand, with respect to the transactions contemplated by the Merger Agreement and that it shall not take any action in furtherance of exercising any such rights.

Section 1.9                  Stop Orders. Parent hereby agrees to (a) place a revocable stop order on each Sponsor’s Parent Ordinary Shares, including those which may be covered by a registration statement, and (b) notify Parent’s transfer agent in writing of such stop order and the restrictions on such Parent Ordinary Shares and direct Parent’s transfer agent not to process any attempts by the Sponsor to transfer any Parent Ordinary Shares; for the avoidance of doubt, the obligations of Parent under this Section 1.9 shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on such Sponsor’s Parent Ordinary Shares.

Section 1.10               No Inconsistent Agreement. Each Sponsor hereby agrees and represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Party’s obligations hereunder.

Section 1.11              Further Assurances. Each Sponsor shall execute and deliver such documents and take such action necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.12                Registration Rights Agreement. On the Closing Date, each Sponsor set forth on Schedule A of the Registration Rights Agreement shall deliver to Parent and the Company a duly executed copy of the Registration Rights Agreement.

Article II

REPRESENTATIONS and warranties

Section 2.1                  Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Parent and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a)                 Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Sponsor.

(b)                Ownership. Such Sponsor is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of such Sponsor’s Parent Ordinary Shares and Parent Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Parent Ordinary Shares and Parent Warrants (other than transfer restrictions under the Securities Act)) affecting any such Parent Ordinary Shares or Parent Warrants, other than Liens pursuant to (i) this Agreement, (ii) Parent’s and Sponsor’s Organizational Documents, (iii) the Merger Agreement, (iv) the agreements entered into by Sponsor with Parent in connection with Parent’s initial public offering or (v) any applicable securities Laws. Such Sponsor’s Parent Ordinary Shares and Parent Warrants are the only equity securities in Parent owned of record or beneficially by such Sponsor on the date of this Agreement, and none of such Sponsor’s Parent Ordinary Shares or Parent Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Parent Ordinary Shares or Parent Warrants, except as provided hereunder and pursuant to the Sponsor Letter. Other than the Parent Warrants and the Parent Ordinary Shares, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

(c)                 No Conflicts. The execution and delivery of this Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the Organizational Documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Parent Ordinary Shares or Parent Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement.

(d)                Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement. Sponsor has not instigated an action regarding the transactions contemplated in the Merger Agreement.

(e)                 Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Parent or any of its Affiliates may become liable.

(f)                  Affiliate Arrangements. Except as set forth on Schedule 2.1(f), neither such Sponsor nor, to the knowledge of such Sponsor, any anyone related by blood, marriage or adoption to such Sponsor or any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or more is party to, or has any rights with respect to or arising from, any Contract with Parent or its Subsidiaries.

(g)                Acknowledgment. Such Sponsor understands and acknowledges that each of Parent and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Agreement.

Article III
MISCELLANEOUS

Section 3.1                  Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of the Sponsors, Parent and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

Section 3.2                  Amendment. This Agreement cannot be amended, except by a writing signed by each of the parties hereto, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

Section 3.3                  Assignment. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other parties hereto. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

Section 3.4                  Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

Section 3.5                  Jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (a) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (d) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.5.

Section 3.6                  Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at Law or in equity.

Section 3.7                  Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (following the Closing), to:

Scilex Holding Company
960 San Antonio Road
Palo Alto, CA 94303
Email: jshah@scilexpharma.com

with a copy to (which shall not constitute notice):

Paul Hastings LLP
1117 S. California Avenue

Palo Alto, CA 94304
Attention: Jeffrey T. Hartlin, Esq.

Email: jeffhartlin@paulhastings.com

if to Parent or any Sponsor:

Vickers Vantage Corp. I
1 Harbourfront Avenue, #16-06,
Keppel Bay Tower, Singapore 98632
Attn: Jeffrey Chi, CEO
Email: jeff.chi@vickersventure.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Mitchell Nussbaum
Email: mnussbaum@loeb.com

Section 3.8                  Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

Section 3.9                  Entire Agreement. This Agreement together with the agreements referenced herein set forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein.

Section 3.10               Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

Section 3.11               Waiver of Jury Trial; Exemplary Damages,

(a)                 THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b)                Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

[Signature page follows]

IN WITNESS WHEREOF, the Sponsors, Parent and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:
Vickers Venture Fund VI Pte Ltd

By:	/s/ Finian Tan
Name: Finian Tan
Title: Managing Member

Vickers Venture Fund VI (Plan) Pte Ltd

By:	/s/ Finian Tan
Name: Finian Tan
Title: Managing Member

/s/ Jeffrey Chi
Jeffrey Chi

/s/ Chris Ho
Chris Ho

/s/ Pei Wei Woo
Pei Wei Woo

/s/ Suneel Kaji
Suneel Kaji

/s/ Steve Myint
Steve Myint

PARENT:

Vickers Vantage Corp I

By:	/s/ Jeffrey Chi
Name:Jeffrey Chi
Title:Chief Executive Officer

Signature Page to Sponsor Support Agreement

IN WITNESS WHEREOF, the Sponsors, Parent and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

COMPANY:

Scilex Holding Company

By:	/s/ Jaisim Shah
Name: Jaisim Shah
Title: Chief Executive Officer

Signature Page to Sponsor Support Agreement

Schedule I

	Shares	Warrants
Vickers Venture Fund VI Pte Ltd	3,054,499	6,190,451
Vickers Venture Fund VI (Plan) Pte Ltd	320,501	649,549
Jeffrey Chi	0
Chris Ho	0
Pei Wei Woo	25,000
Suneel Kaji	25,000
Steve Myint	25,000

Schedule 2.1(f) – Affiliate Arrangements